   As filed with the Securities and Exchange Commission on January 31, 2007
                                                                                                        Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 PUBLICIS GROUPE S.A. (Exact name of registrant as specified in its charter)

   Republic of France                                                      Not Applicable
(State or other jurisdiction of                                                                           (I.R.S. Employer
incorporation or organization)                                                                            Identification No.)

133 AVENUE DES CHAMPS ELYSEES 75008 PARIS FRANCE (Address of principal executive offices, including zip code)

Restricted Stock Award Agreement Under the Digitas Inc. 2000 Stock Option and Incentive Plan; Digitas Inc. 2000 Stock Option and Incentive Plan and Digitas Inc. 2000 Stock Option and Incentive Plan as Amended and Restated (including the UK subplans thereunder); Bronner Slosberg Humphrey Co. 1999 Option Plan; Bronner Slosberg Humphrey Co. 1998 Option Plan; Modem Media Poppe Tyson, Inc. Amended and Restated 1997 Stock Option Plan; Modem Media Poppe Tyson, Inc. Amended and Restated 1999 Stock Option Plan; Modem Media 2000 Stock Incentive Plan; Vivid Holdings, Inc. 1999 Stock Incentive Plan
(Full title of the plans)

CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 590-9100 (Name, address and telephone number of agent for service)

Copy to:

Elliott V. Stein Joshua R. Cammaker Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered:	Amount to be	Proposed	Proposed	Amount of
	registered (1)	maximum	maximum	registration
		offering price	aggregate	fee
		per share	offering price
Ordinary shares,
Nominal value Euro 0.40, to be	404,000 (2)	$42.34	$17,069,670	$1,826.45 (4)
granted pursuant to the conversion of
the restricted Digitas Shares (as defined
below) under the Plans (as defined
below)

Ordinary shares,	3,236,000 (2)	$18.19 (3)	$58,847,717.04 (3)	$6,296.71
Nominal value Euro 0.40, to be
issuable upon exercise of the stock
options granted under the Plans
(as defined below)

Total	3,640,000		$75,917,387.04	$8,123.16

(1) This Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional ordinary shares, nominal value Euro 0.40 per share (“Ordinary Shares”), of Publicis Groupe S.A. (the “Company”) (a) which become issuable under the plans covered by this Registration Statement (the “Plans”) by reason of any of stock dividend, stock split, recapitalization or other similar event or as otherwise provided for in the Plans and (b) which become issuable under the Plans by reason of a change in the euro-dollar exchange rate or the closing price of the Ordinary Shares on the date on which the Effective Time occurs from that used in the calculations above and which results in a greater number of Ordinary Shares being granted or issuable pursuant to the restricted stock and option adjustment provisions contained in the Merger Agreement (as defined below).

(2) The amount of Ordinary Shares being registered represents the estimated maximum aggregate amount of Ordinary Shares to be issuable in connection with the Plans.

(3) In accordance with Rule 457(h), the maximum offering price per share was calculated by multiplying the weighted average exercise price at which options granted pursuant to the Plans may be exercised (Euros 14.049), converted into U.S. dollars at the noon buying rate as of January 29, 2007.

(4) In accordance with Rule 457(f), the registration fee was calculated upon the basis of the market value of the securities to be converted in the transaction, as determined in accordance with Rule 457(c).

INTRODUCTORY STATEMENT

     On or about January 31, 2007, Publicis Groupe S.A. (the “Company”) is expected to complete (the time and date of such completion, the “Effective Time”) a business combination transaction with Digitas Inc. (“Digitas”) pursuant to which Digitas will become an indirect, wholly owned subsidiary of the Company. As part of that transaction, each share of Digitas common stock, par value $0.01 per share (the “Digitas Share”), that is a restricted Digitas Share issued under the Plans and outstanding immediately prior to the Effective Time will become an adjusted number of restricted Ordinary Shares (which are subject to the same restrictions as the restricted Digitas Shares from which they were converted). The formula for the adjustment is set forth in the Agreement and Plan of Merger, dated as of December 20, 2006, by and among the Company, Digitas and Pacific Acquisition Corp. (the “Merger Agreement”). In addition, as part of that transaction, each option to purchase Digitas Shares under the Plans that is outstanding and unexercised immediately prior to the Effective Time will be converted into an option to purchase Ordinary Shares subject to the terms of the Plans and the agreements evidencing grants thereunder, with such appropriate adjustments, as provided in the Merger Agreement, to the number of Ordinary Shares underlying each option and the exercise price of each option.

     This Registration Statement is being filed to register the Ordinary Shares that are to be granted pursuant to the conversion of restricted Digitas Shares into restricted Ordinary Shares and that may be issued pursuant to the conversion of Digitas stock options under the Plans into options to purchase Ordinary Shares.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.   PLAN INFORMATION.*

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE ANNUAL INFORMATION.*

     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the “Note” to Part I of Form S-8.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(a) the Company's annual report on Form 20-F (No. 001-14736), as filed with the SEC on April 21, 2006 (the “Annual Report on Form 20-F”), which contains audited financial statements for the Company's latest financial year for which such statements have been filed;

(b) the Company's reports on Form 6-K (File No. 001-14736), as filed with the SEC on February 8, 2006, February 16, 2006, February 23, 2006, March 6, 2006, March 29, 2006, May 4, 2006, June 7, 2006, July 27, 2006, August 10, 2006, September 28, 2006, October 5, 2006, November 9, 2006 and January 25, 2007; and

(c) the description of the Company's Ordinary Shares set forth in Item 10 in the Annual Report on Form 20-F with the exception of the sections captioned “Material Contracts”, “Exchange Controls”, “Taxation”, “Documents on Display”, and “Enforceability Of Civil Liabilities Against Foreign Persons”, including any amendment or report for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be herein incorporated by reference and to be part hereof from the date of filing such documents. In addition, reports on Form 6-K deemed filed by the Company with the SEC shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date such documents are filed with the SEC.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company maintains liability insurance for its directors and officers, including insurance against liabilities under the Securities Act of 1933, as amended.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

     See attached Exhibit Index.

ITEM 9.   UNDERTAKINGS.

     (a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the Plans not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement,

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Paris, France, on this 31st day of January, 2007.

PUBLICIS GROUPE S.A.

By: /s/ Maurice Levy
Name: Maurice Levy
Title: Chief Executive Officer and Chairman of the Management Board

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Maurice Levy and Jean-Michel Etienne his true and lawful attorney-in-fact and agent, and each of them acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments to this Registration Statement (including post-effective amendments) with the Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated.

Signature	Title		Date

/s/ Elisabeth Badinter	Chairperson of the Supervisory Board	January	30,	2007
Elisabeth Badinter

/s/ Sophie Dulac	Vice-Chairperson of the Supervisory	January	29,	2007
Sophie Dulac	Board

/s/ Monique Bercault	Member of the Supervisory Board	January	30,	2007
Monique Bercault

/s/ Leone Meyer	Member of the Supervisory Board	January	29,	2007
Leone Meyer

/s/ Helene Ploix	Member of the Supervisory Board	January	29,	2007
Helene Ploix

/s/ Simon Badinter	Member of the Supervisory Board	January	30,	2007
Simon Badinter

/s/ Michel Cicurel	Member of the Supervisory Board	January	30,	2007
Michel Cicurel

/s/ Michel David-Weill	Member of the Supervisory Board	January	30,	2007
Michel David-Weill

/s/ Michel Halperin	Member of the Supervisory Board	January	30,	2007
Michel Halperin

	Member of the Supervisory Board
Tateo Mataki

	Member of the Supervisory Board
Yutaka Narita

	Member of the Supervisory Board
Felix George Rohatyn

	Member of the Supervisory Board
Amaury de Seze

/s/ Henri-Calixte Suaudeau	Member of the Supervisory Board	January	30,	2007
Henri-Calixte Suaudeau

/s/Gerard Worms	Member of the Supervisory Board	January	29,	2007
Gerard Worms

/s/ Maurice Levy	Principal Executive Officer	January	30,	2007
Maurice Levy

/s/ Jean-Michel Etienne	Chief Financial Officer and Chief	January	30,	2007
Jean-Michel Etienne	Accounting Officer

/s/ John Betley	Authorized Representative in the U.S.	January	30,	2007
John Betley

EXHIBIT INDEX

Exhibit	Description
Number
4.1	Company’s statuts (bylaws) (unofficial English translation) (incorporated by reference from Exhibit 1 to the Company's annual report on Form 20-F dated as of April 29,
2002)
23.1	Consent of independent Auditor (Ernst & Young Audit)

23.2	Consent of independent Auditor (Ernst & Young Audit and Mazars & Guerard S.A.)

24	Powers of Attorney of certain officers and directors of the Company (included on signature pages of this Registration Statement).